Exhibit 99.1

Media Contact:
Lorie Fiber
C: 310.383.6583
lorie.fiber@edelman.com
Investor Contact:
John Vuko
Chief Financial Officer, Genitope
Corporation
P: 510.284.3000
IR@genitope.com

GENITOPE CORPORATION REPORTS INITIAL RESULTS OF PHASE 3 CLINICAL TRIAL
OF MYVAX® PERSONALIZED IMMUNOTHERAPY

Conference Call at 2 p.m. Pacific/5 p.m. Eastern to Discuss
FREMONT, Calif., December 20, 2007 — Genitope Corporation (NASDAQ: GTOP) today announced that its pivotal Phase 3 clinical trial examining the use of MyVax® personalized immunotherapy in previously untreated follicular B-cell non-Hodgkin’s lymphoma (fNHL) patients did not meet its primary endpoint. In the primary analysis, there was no statistically significant difference in the progression-free survival (PFS) of patients receiving MyVax® personalized immunotherapy compared to patients receiving the control substance. Importantly, analysis of a pre-specified endpoint in the MyVax® personalized immunotherapy arm showed a highly statistically significant difference in PFS between patients who mounted a positive immune response to the tumor-specific target and those who did not.
In this pivotal, double-blind, randomized, controlled clinical trial, patients first received chemotherapy to reduce their tumor burden, followed by a 6-month rest period. Patients who maintained at least a partial response through the rest period were then randomized to the MyVax® personalized immunotherapy or control arm in a 2:1 ratio. Patients who received MyVax® personalized immunotherapy received a patient- and tumor-specific idiotype protein conjugated to a foreign carrier protein called keyhole-limpet hemocyanin (KLH). Patients in the control arm received a non-specific immunotherapy consisting only of KLH. Patients in both arms received granulocyte macrophage-colony stimulating factor (GM-CSF) as an immunologic adjuvant at each immunization.
“We are excited by these results because the data clearly show that MyVax personalized immunotherapy is a safe and active drug for follicular lymphoma patients. Both arms of the trial appear to show activity. Patients who received MyVax personalized immunotherapy and mounted a positive immune response to the tumor-specific target demonstrated superior clinical outcomes compared to patients who did not mount this specific immune response. While we recognize that the regulatory path would be clearer had the trial met its primary endpoint, we are pleased with the outcome of the trial. We are working closely with the FDA to determine the path forward for MyVax personalized immunotherapy,” said Dan W. Denney, Jr., Ph.D., chairman and chief executive officer of Genitope Corporation.
As previously announced, Genitope Corporation will hold a conference call today at 2 p.m. Pacific/5 p.m. Eastern. The dial-in number for U.S. and Canada is (866) 314-4865 (passcode 95561171). The international dial-in is (617) 213-8050 (passcode 95561171). The call can also be accessed in a listen-only mode on Genitope Corporation’s website at www.genitope.com. The webcast will be archived for 30 days.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. For more information on the company, please log on to http://www.genitope.com.
Forward Looking Statements
This press release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding the FDA review process and potential receipt of FDA approval and commercialization of MyVax® personalized immunotherapy. Words such as “will”, “appear” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Genitope Corporation’s current expectations. Forward-looking statements involve risks and uncertainties. Genitope Corporation’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, that Genitope Corporation is subject to extensive regulation, which can be costly and time consuming and could subject Genitope Corporation to unanticipated delays or prevent it from obtaining the required approvals to commercialize MyVax® personalized immunotherapy; Genitope Corporation will need significant additional funding, and it may be unable to raise capital when needed; Genitope Corporation currently depends on single source suppliers for critical raw materials for manufacturing, as well as other components required for the administration of MyVax® personalized immunotherapy, and the loss of any of these suppliers could prevent or delay commercialization of MyVax® personalized immunotherapy; and, even if approved, if physicians and patients do not use MyVax® personalized immunotherapy, Genitope Corporation’s ability to generate revenue in the future will be limited. These and other risk factors are discussed under the heading “Risk Factors” in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
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